Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Calidi Biotherapeutics, Inc., a Nevada Corporation, (the “Company”), and Allan Camaisa (“Executive”), and shall be effective as of February 1, 2022 (the “Effective Date”).

Whereas the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual promises herein contained, the parties agree as follows:

1. DUTIES. You shall serve and shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to you by your supervisor. You shall initially report to Board of Directors and shall perform your duties on a full-time basis. This is an exempt position.

2. COMPENSATION. Your initial compensation will be as follows:

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BASE SALARY. Beginning on January 1, 2022, you will continue to receive an annual base salary of $31,200 for all hours worked to be paid in accordance with the Company’s customary payroll procedures until an institutional round of funding closes (the “Qualified Financing”). At the completion of a Qualified Financing, your annual base salary will be adjusted to $450,000 and your accrued and unpaid Deferred Compensation (defined below) will be paid out to you at that time.

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DEFERRED COMPENSATION. From January 1, 2019, through December 31, 2019, you have received a deferred annual base salary of $240,000 which has been accrued but unpaid. From, January 1, 2020, through January 31, 2022, you have received a deferred annual base salary of $400,000 per year which has been accrued but unpaid. Beginning on February 1, 2022, your deferred base salary will be increased to $450,000 and will continue to accrue at this rate. The aggregate balance of this Deferred Compensation will be paid out to you in cash at the completion of an institutional round of funding closes (the “Qualified Financing”), for $10,000,000 or more.

11011 North Torrey Pines Rd, Suite 200 La Jolla, California 92037—USA 858 794-9600 (tel) 858 794 9605 (fax)

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ANNUAL BONUS. In addition to your base salary, you may be eligible to earn an annual cash performance bonus under the Company’s bonus plan of up to 50%, as approved from time to time by the board of directors. In the event the board of directors implements an annual bonus plan, your maximum annual bonus will be a percentage of your base salary actually paid for the year to which such bonus relates. You must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

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BENEFITS. During the period of employment, you shall be eligible to participate in the Company’s executive benefit plan. In addition to your executive benefits, you shall be eligible to participate in all voluntary employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans.

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PAID TIME OFF. You will initially be entitled to 20 (twenty) days of paid time off (PTO) each year, accruing on a monthly basis, and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time at its discretion.

•	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

3. SEVERANCE. Subject to your continued compliance with the Company’s Proprietary Information and Inventions Agreement, if your employment is terminated by the Company without Cause (as defined below) and other than by reason of your death or Disability (as defined below) or you resign for Good Reason (as defined below), you shall be entitled to receive, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

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Your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any continuation of benefits required by COBRA or applicable law;

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Your monthly base salary as in effect immediately prior to the date of your termination of employment for 12 months (the “Severance Period”), payable, at the Company’s sole discretion, in lump sum on the Company’s first regularly-scheduled payroll date, or in installments in accordance with the Company’s usual payroll practices (and in any event no less frequently than semi-monthly), with the first installment commencing on the first payroll date that is 60 days following the date of your termination of employment (and any installment payments which would otherwise have been paid to you before the 60th day following the date of your termination of employment will be paid together with the first installment) (provided, however, that in the event such termination by the Company without Cause or resignation for Good Reason occurs following the occurrence of a Change in Control (as defined below), the Severance Period shall be increased to 24 months and the cash severance shall instead be paid in a lump sum on the Company’s first regularly-scheduled payroll date after the effective date of the “Release” (as defined below); and

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For the Severance Period (or, if earlier, (1) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (2) the date you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall reimburse you on a monthly basis for an amount equal to (A) the monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment. If the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

•	In addition, you shall be entitled to the following additional Stock Award (as defined below) acceleration under the circumstances described below:

•	Upon a Change in Control due to a Merger or Acquisition, 100% of your unvested Stock Awards shall be automatically accelerated upon execution of the Merger or Acquisition transaction.

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In the event your termination by the Company without Cause or your resignation for Good Reason occurs within 90 days prior to or at any time following a Change in Control, the vesting and/or exercisability of all of your outstanding unvested Stock Awards (as defined below) shall be automatically accelerated in full on the later of (a) the date of your termination of employment or (b) the date of the Change in Control.

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Upon the termination of your employment by reason of your death or Disability (as defined below), the vesting and/or exercisability of all of your outstanding unvested Stock Awards (as defined below) shall be automatically accelerated in full on the date of your termination of employment.

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The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award. For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

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As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form acceptable to the Company. In the event the Release does not become effective within the 55-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.

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For purposes of this Agreement, “Cause” means any of the following: (a) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between you and the Company, including without limitation a material breach of any employment, consulting, confidentiality, non-compete, non-solicit or similar agreement; (b) your commission of, indictment for or the entry of a plea of guilty or nolo contendere by you to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (c) your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties; or (d) any act of fraud, embezzlement, material misappropriation or dishonesty committed by you against the Company. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause

•	For purposes of this Agreement, a “Change in Control” shall have the meaning given to such term in the Company’s 2019 Equity Incentive Plan.

•	For purposes of this Agreement, “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

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For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without your consent: (a) a change in your position with the Company (or its subsidiary employing you) that materially reduces your authority, duties or responsibilities; (b) a material diminution in the level of your base compensation, except in connection with a general reduction in the base compensation of the Company’s personnel with similar status and responsibilities; (c) a relocation of your place of employment by more than 50 miles, provided that such change, reduction or relocation is effected by the Company (or its subsidiary employing you) without your consent; or (d) any material breach by the Company of its obligations to you under this agreement. Notwithstanding the foregoing, Good Reason shall only exist if you shall have provided the Company with written notice within 60 days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from you. Your resignation from employment with the Company for “Good Reason” must occur within six months following the initial occurrence of one of the foregoing events or conditions.

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To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your termination of employment, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six months and one day following your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

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Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

4. EXPENSES. You will be entitled to reimbursement for all ordinary and reasonable out-of- pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

5. COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. As a condition of your continued employment, you agree to execute and abide by the terms of the Company’s form of Employee Proprietary Information and Inventions Agreement, which shall survive termination of your employment with the Company and the termination of this Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Employee Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

6. EMPLOYMENT TERMS. As a condition to your employment with the Company, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law.

7. OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the

Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

8. EMPLOYMENT TERMINATION. The Employee shall have the right to terminate this Agreement at any time. However, the Employee shall be required to provide at least 30 days’ notice. Additionally, the Company shall have the right to terminate this Agreement. The Company shall be required to provide at least 30 days’ notice. If the Company should terminate this Agreement, the Employee shall be entitled to severance, as outlined in the SEVERANCE section of this Agreement.

9. NON-INTERFERENCE. While employed by the Company, and for (1) one year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (b) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Your duties under this paragraph shall survive termination of your employment with the Company and the termination of this Agreement.

10. DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial.

11. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

12. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

13. ENTIRE AGREEMENT. This Agreement and the Proprietary Information and Inventions Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein.

This Agreement and the Proprietary Information and Inventions Agreement supersede any other such promises, warranties, representations or agreements between you and the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

14. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter, and the Proprietary Information and Inventions Agreement to our attention.

Sincerely,

Calidi Biotherapeutics, Inc.

/s/ Scott Leftwich

Scott Leftwich

Vice-Chairman of the Board of Directors

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/Allan Camaisa	3/11/2022

Allan Camaisa	Date

Attachments:	Proprietary Information and Inventions Agreement

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